As filed with the Securities and Exchange Commission on August 9, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLU MOBILE INC.

(Exact name of Registrant as specified in its charter)

Delaware	91-2143667
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

45 Fremont Street, Suite 2800

San Francisco, California 94105

(415) 800-6100

(Address, including zip code and telephone number, including area code, of the Registrant’s principal executive offices)

Niccolo M. de Masi

President, Chief Executive Officer and Director

Glu Mobile Inc.

45 Fremont Street, Suite 2800

San Francisco, California 94105

(415) 800-6100

(Name, address, including zip code and telephone number, including area code, of the Registrant’s agent for service)

Copies to:

Scott J. Leichtner, Esq. Vice President and General Counsel Glu Mobile Inc. 45 Fremont Street, Suite 2800 San Francisco, California 94105	David A. Bell, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement filed pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share	3,333,333(3)	$2.42	$8,066,666	$1,110.29

(1)	Pursuant to Rule 416(a) under the Securities Act, this registration statement shall be deemed to cover any additional shares of common stock that become issuable as a result of stock dividends, stock splits and similar transactions effected without receipt of consideration that results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s common stock on The NASDAQ Global Market on August 7, 2013. The Registrant is not selling any shares of common stock in this offering and, therefore, will not receive any proceeds from this offering.
(3)	Represents shares of the Registrant’s common stock that may be issued to MGM Interactive Inc. upon exercise of a warrant.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS (Subject To Completion)

Dated August 9, 2013

3,333,333 Shares

This prospectus relates solely to the resale or other disposition by MGM Interactive Inc., which we refer to as the selling stockholder in this prospectus, of up to an aggregate of 3,333,333 shares of our common stock that may be issued to the selling stockholder upon exercise of a warrant held by the selling stockholder.

The selling stockholder may, from time to time, sell, transfer, or otherwise dispose of any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information.

We are not offering any shares of common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby. However, if the warrant is exercised in its entirety, we would receive proceeds of approximately $10.0 million. See “Use of Proceeds” for additional information.

In addition to the shares covered under this prospectus, our securities are currently also subject to ongoing public distribution pursuant to (i) a prospectus covering the resale of 13,495,000 shares of our common stock and 6,747,500 shares of our common stock issuable upon the exercise of warrants, which securities were issued by us in a private placement transaction that we completed in August 2010 (pursuant to the registration statement on Form S-3, Registration No. 333-169131), (ii) a prospectus covering the resale of 1,000,000 shares of our common stock that we issued in connection with our acquisition of Blammo Games Inc. that we completed in August 2011 (pursuant to the registration statement on Form S-3, Registration No. 333-176327) and (iii) a prospectus covering the resale of an aggregate of up to 11,407,934 shares of our common stock that may be issuable in connection with our acquisition of Griptonite, Inc. that we completed in August 2011 (pursuant to the registration statement on Form S-3, Registration No. 333-176325). In addition, we also have an effective universal shelf registration statement on Form S-3 (Registration No. 333-170577) on file with the Securities and Exchange Commission pursuant to which we may offer shares of our common or preferred stock, debt securities, warrants to purchase our common stock, preferred stock or debt securities, subscription rights to purchase our common stock, preferred stock or debt securities, and/or units consisting of some or all of these securities with an initial aggregate offering price of up to $30,000,000, of which we utilized $17,250,000 in an underwritten offering of our common stock in January 2011 and under which $12,750,000 remains available for future utilization.

Our common stock is listed on The NASDAQ Global Market under the symbol “GLUU.” On August 8, 2013, the last reported sale price for our common stock on The NASDAQ Global Market was $2.43 per share.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” on page 3 of this prospectus and the risk factors incorporated by reference into this prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            , 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, the selling stockholder or its permitted transferees and successors may from time to time sell the shares of our common stock described in this prospectus in one or more offerings.

You should read this prospectus and the information and documents we have incorporated by reference into the prospectus carefully because these documents contain important information you should consider when making your investment decision. See “Incorporation of Documents by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information provided in this prospectus and the information and documents incorporated by reference into this prospectus. We have not, and the selling stockholder has not, authorized anyone to provide you with different information. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or others. Glu, our 2-D and 3D ‘g’ character logos and several of our game titles, including Big Time Gangsta’, Blood & Glory, Contract Killer, Contract Killer: Zombies, Deer Hunter, Eternity Warriors, Frontline Commando, Gun Bros, Heroes of Destiny, Samurai vs. Zombies Defense and Stardom are Glu trademarks. All other trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

ii

PROSPECTUS SUMMARY

This summary may not contain all the information that you should consider before investing in our securities. You should carefully read the entire prospectus, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.

GLU MOBILE INC.

Glu Mobile develops and publishes a portfolio of action/adventure and casual games designed to appeal to a broad cross section of the users of smartphones and tablet devices who purchase our games through direct-to-consumer digital storefronts, such as the Apple App Store, Google Play store, Amazon Appstore and others. We create games based on our own brands, including Big Time Gangsta, Blood & Glory, Contract Killer, Contract Killer: Zombies, Deer Hunter, Eternity Warriors, Frontline Commando, Gun Bros, Heroes of Destiny, Samurai vs. Zombies Defense and Stardom, as well as third-party licensed brands. We are headquartered in San Francisco, California, with a major office outside Seattle, and international locations in Canada, China, India and Russia.

Except where the context requires otherwise, in this prospectus “Company,” “Glu,” “Glu Mobile,” “Registrant,” “we,” “us” and “our” refer to Glu Mobile Inc., and where appropriate, its subsidiaries.

Corporate Information

We were incorporated in Nevada in May 2001 as Cyent Studios, Inc. and changed our name to Sorrent, Inc. later that year. In November 2001, we incorporated a wholly owned subsidiary in California, and, in December 2001, we merged the Nevada corporation into this California subsidiary to form Sorrent, Inc., a California corporation. In May 2005, we changed our name to Glu Mobile Inc. In March 2007, we reincorporated in Delaware and implemented a 3-for-1 reverse split of our common stock and convertible preferred stock. Our principal executive offices are located at 45 Fremont Street, Suite 2800, San Francisco, California 94105, and our telephone number is (415) 800-6100. Our website address is www.glu.com. The information found on, or accessible through, our website is not a part of this prospectus.

Recent Issuance of Warrant to Purchase Common Stock

On July 15, 2013, Glu and MGM Interactive Inc. (“MGM”) entered into a warrant (the “Warrant”) initially exercisable to purchase up to 3,333,333 shares of our common stock (the “Warrant Shares”) at an initial exercise price of $3.00 per share, subject to adjustments for dividends, reorganizations and other common stock events. The Warrant expires on July 15, 2018. The Warrant Shares are subject to the following vesting schedule:

(a)	333,333 of the Warrant Shares vested and became exercisable on July 15, 2013;

(b)	an additional 333,333 of the Warrant Shares will vest and become exercisable on each date on which we commercially release a new mobile game, or a New Game, that is based on a mutually agreed intellectual property of MGM (excluding any localizations, updates, alterations or upgrades to any previously commercially released New Game) or a sequel to a previously released New Game; provided that (1) no Warrant Shares will vest in respect of the commercial release of, or otherwise in connection with, the mobile game that we are currently developing based on MGM’s ROBOCOP intellectual property, (2) 333,333 of the Warrant Shares will vest and become exercisable on the commercial release of a New Game pursuant to a license agreement between us and MGM that was entered into concurrently with the Warrant, and (3) to the extent that we commercially release a new mobile game based on the JAMES BOND intellectual property, the vesting of the Warrant Shares related to such new mobile game will be governed by paragraph (c) below rather than this paragraph (b); and

(c)	an additional 1,000,000 of the Warrant Shares will vest and become exercisable on the date (if any) on which we commercially release a new mobile game based on a mutually agreed license to the JAMES BOND intellectual property, or a Bond Title, with an additional 1,000,000 of the Warrant Shares vesting and becoming exercisable on each date (if any) on which we commercially release a new Bond Title or a sequel to a previous Bond Title (excluding any localizations, updates, alterations or upgrades to any previously commercially released Bond Title); provided that we do not currently have the right to develop any mobile game based on the JAMES BOND intellectual property and we will have no right to develop any mobile game based on the JAMES BOND intellectual property until such time (if ever) as MGM and we negotiate terms therefor, and enter into a definitive agreement wherein MGM grants to us the right to develop and distribute a mobile game based upon the JAMES BOND intellectual property, and that the execution of such agreement will be subject to any required third party approvals.

The Warrant is exercisable only for cash. If the Warrant is fully exercised in accordance with its terms, we will receive approximately $10.0 million in proceeds.

The Warrant also provides that we will file a registration statement with the Securities and Exchange Commission to register the shares of common stock that are issued upon exercise of the Warrant no later than September 13, 2013. We filed the registration statement of which this prospectus is a part to satisfy this requirement.

The Offering

Common stock covered hereby:	3,333,333 shares

Common stock that will be outstanding, assuming all of the shares covered hereby are sold:	73,631,014 shares (1)

NASDAQ Global Market symbol:	GLUU

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered by this prospectus. However, if the Warrant is exercised in full, we would receive proceeds of approximately $10.0 million. We will use any funds received from the exercise of the Warrant for general corporate purposes. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” beginning on page and the other information included in this prospectus or incorporated by reference into this prospectus for factors you should consider before making an investment decision.

(1)	Based on the number of shares of common stock issued and outstanding as of June 30, 2013 (which was 70,297,681), excluding:

•

1,035,000 shares issuable upon the exercise of outstanding warrants to purchase shares of our common stock (excluding shares issuable upon exercise of the Warrant) as of June 30, 2013, with an exercise price of $1.50 per share;

•	10,719,791 shares issuable upon the exercise of outstanding options to purchase shares of our common stock as of June 30, 2013, with a weighted average exercise price of $2.94 per share;

•	1,000,800 shares issuable upon the vesting of outstanding restricted stock units as of June 30, 2013 that settle in shares of our common stock; and

•

8,584,456 shares reserved for issuance under our 2007 Equity Incentive Plan, our 2008 Equity Inducement Plan and our 2007 Employee Stock Purchase Plan as of June 30, 2013. The number of shares reserved for issuance under our 2007 Employee Stock Purchase Plan will increase automatically on each of January 1, 2014 and January 1, 2015 by the number of shares equal to 1% of our total outstanding shares as of the immediately preceding December 31st.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus and the information incorporated by reference into this prospectus, before deciding to invest in our securities. If any of the following risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. In that event, the market price of our common stock and the value of our other securities could decline and you could lose part or even all of your investment.

Risks Relating To Our Business

We have a history of net losses, may incur substantial net losses in the future and may not achieve profitability.

We have incurred significant losses since inception, including a net loss of $21.1 million in 2011, a net loss of $20.5 million in 2012 and a net loss of $8.4 million for the six months ended June 30, 2013. As of June 30, 2013, we had an accumulated deficit of $240.7 million. We expect our costs in 2013 to increase in absolute dollars over 2012 levels as we implement additional initiatives designed to increase revenues, such as developing games with greater complexity and higher production values, making investments related to our continued transition to becoming a games-as-a-service company, increasing the amount we spend marketing our new titles and paying upfront license fees or minimum guarantees related to our Glu Publishing business. If our revenues do not increase to offset these additional expenses, if we experience unexpected increases in operating expenses or if we are required to take additional charges related to impairments or restructurings, we will continue to incur losses and will not become profitable. In addition, our revenues increased only slightly in each of 2011 and 2012 from the preceding year, and slightly decreased in the first half of 2013 as compared to the first half of 2012. If we are unable to significantly increase our revenues or reduce our expenses, it will continue to negatively affect our operating results and our ability to achieve and sustain profitability.

We have a relatively new and evolving business model with a short operating history.

In early 2010, we changed our business model to focus on becoming a leading publisher of “free-to-play” games for smartphones, tablets and other advanced platforms. Free-to-play games are games that a player can download and play for free, but which allow players to access a variety of additional content and features for a fee and to engage with various advertisements and offers that generate revenues for us. We launched our first free-to-play titles in the fourth quarter of 2010, so we have a short history operating in this business model, which limits the experience upon which we can draw when making operating decisions. In addition, we have been transitioning towards becoming a games-as-a-service company in which the majority of our future free-to-play games will be only playable online, and we may not be successful in executing on this transition. Our efforts to develop free-to-play games and transition towards becoming a games-as-a-service company may prove unsuccessful or, even if successful, it may take more time than we anticipate to achieve significant revenues because, among other reasons:

•

we may have difficulty optimizing the monetization of our games due to our relatively limited experience creating games that include micro-transaction capabilities, advertising and offers, as well as our limited experience in offering the features that are often associated with free-to-play games published by games-as-a-service companies, such as tournaments, live events and more frequent content updates;

•

we intend to continue to develop the majority of our games based upon our own intellectual property, rather than well-known licensed brands, and we may encounter difficulties in generating sufficient consumer interest in and downloads of our games, particularly since we have had relatively limited success generating significant revenues from games based on our own intellectual property;

•

many well-funded public and private companies have released, or plan to release, free-to-play games, including those provided under the games-as-a-service model, and this competition will make it more difficult for us to differentiate our games and derive significant revenues from them;

•	free-to-play games, including those delivered as a service, have a relatively limited history, and it is unclear how popular this style of game will become or remain or its revenue potential;

•

our free-to-play strategy assumes that a large number of players will download our games because they are free and that we will then be able to effectively monetize the games; however, players may not widely download our games for a variety of reasons, including poor consumer reviews or other negative publicity, ineffective or insufficient marketing efforts, lack of sufficient community features, lack of prominent storefront featuring and the relatively large file size of some of our games—our thick-client games often utilize a significant amount of the available memory on a user’s device, and due to the inherent limitations of the smartphone platforms and telecommunications networks, which only allow applications that are less than 50 megabytes to be downloaded over a carrier’s wireless network, players must download one of our thick-client games either via a wireless Internet (wifi) connection or initially to their computer and then side-loaded to their device;

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even if our games are widely downloaded, we may fail to retain users or optimize the monetization of these games for a variety of reasons, including poor game design or quality, lack of community features, gameplay issues such as game unavailability, long load times or an unexpected termination of the game due to data server or other technical issues, or our failure to effectively respond and adapt to changing user preferences through game updates;

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we may have difficulty hiring the additional monetization, live operations, server technology, user experience and product management personnel that we require to support our transition to becoming a games-as-a-service company, or may face difficulties in developing our GluOn games-as-a-service technology platform and incorporating it into our products;

•	we will depend on the proper and continued functioning of our own servers and third-party infrastructure to operate our connected games that are delivered as a service;

•

the billing and provisioning capabilities of some smartphones and tablets are currently not optimized to enable users to purchase games or make in-app purchases, which make it difficult for users of these smartphones and tablets to purchase our games or make in-app purchases and could reduce our addressable market, at least in the short term; and

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the Federal Trade Commission has indicated that it intends to review issues related to in-app purchases, particularly with respect to games that are marketed primarily to minors, and the commission might issue rules significantly restricting or even prohibiting in-app purchases or name us as a defendant in a future class-action lawsuit.

If we do not achieve a sufficient return on our investment with respect to our free-to-play business model, it will negatively affect our operating results and may require us to formulate a new business strategy.

We rely on a very small portion of our total players for nearly all of our revenues that we derive from in-app purchases.

Since our free-to-play games can be downloaded and played for free, we have succeeded in generating a significant number of game installations and significant user-base growth. However, we rely on a very small portion of our total users for nearly all of our smartphone revenues derived from in-app purchases (as opposed to advertisements and incentivized offers). Since the launch of our first free-to-play titles in the fourth quarter of 2010, the percentage of unique paying users for our largest revenue-generating free-to-play games has been approximately 1%; however, in the initial period following the launch of a game, the percentage may be higher, and the percentage of unique paying users is generally lower than 1% for our less successful titles. To significantly increase our revenues, we must either increase the number of users who make in-app purchases or increase the amount that our paying players spend in our games. We have to date encountered difficulties with game monetization (for example, developing a sufficient quantity and variety of virtual goods to enable a relatively large scale of in-app purchases by an individual user). We might not succeed in our efforts to increase the monetization rates of our users, particularly if we are unsuccessful in our transition to becoming a games-as-a-service company. If we are unable to convert non-paying players into paying players or if the average amount of revenues that we generate from our users does not increase or declines, our business may not grow, our financial results will suffer, and our stock price may decline.

We derive the majority of our revenues from Apple’s App Store and the Google Play Store, and if we are unable to maintain a good relationship with each of Apple and Google or if either of these storefronts were unavailable for any prolonged period of time, our business will suffer.

The majority of our smartphone revenues have historically been derived from Apple’s iOS platform, which accounted for 58.8% of our total revenues for the six months ended June 30, 2013 compared with 57.4% of our total revenues for the six months ended June 30, 2012. We generated the majority of these iOS-related revenues from in-app purchases and sales of premium games made through the Apple App Store, which represented 50.4% of our total revenues for the six months ended June 30, 2013 compared with 42.5% of our total revenues for the six months ended June 30, 2012, with the balance of our iOS-related revenues generated from offers and advertisements in games distributed on the Apple App Store. In addition, we generated approximately 28.6% and 24.3% of our total revenues for the six months ended June 30, 2013 and 2012, respectively, from the Android platform. We generated the majority of our Android-related revenues from in-app purchases and sales of premium games made through the Google Play store, which represented 18.7% and 18.7% of our total revenues for the six months ended June 30, 2013 and 2012, respectively. We believe that we have good relationships with each of Apple and Google, which has contributed to the majority of our games being featured on their storefronts when they were commercially released. If we do not continue to receive prominent featuring, users may find it more difficult to discover our games and we may not generate significant revenues from them. We may also be required to spend significantly more on marketing campaigns to generate substantial revenues on these platforms. In addition, currently neither Apple nor Google charges a publisher when it features one of their apps. If either Apple or Google were to charge publishers to feature an app, it could cause our marketing expenses to increase considerably. Accordingly, any change or deterioration in our relationship with Apple or Google could materially harm our business and likely cause our stock price to decline.

We also rely on the continued functioning of the Apple App Store and the Google Play Store. In the past these digital storefronts have been unavailable for short periods of time or experienced issues with their in-app purchasing functionality. If either of these events recurs on a prolonged basis or other similar issues arise that impact our ability to generate revenues from these storefronts, it would have a material adverse effect on our revenues and operating results. In addition, if these storefront operators fail to provide high levels of service, our end users’ ability to access our games may be interrupted or end users may not receive the virtual currency or goods for which they have paid, which may adversely affect our brand.

The operators of digital storefronts on which we publish our free-to-play games in many cases have the unilateral ability to change and interpret the terms of our contract with them.

Unlike our legacy feature phone business in which we and the wireless carrier or other distributor negotiated the business terms related to the distribution of our feature phone games, we distribute our free-to-play games through direct-to-consumer digital storefronts, for which the distribution terms and conditions are often “click through” agreements that we are not able to negotiate with the storefront operator. For example, we are subject to each of Apple’s and Google’s standard click-through terms and conditions for application developers, which govern the promotion, distribution and operation of applications, including our games, on their storefronts. Each of Apple and Google can unilaterally change their standard terms and conditions with no prior notice to us. In addition, the agreement terms can be vague and subject to changing interpretations by the storefront operator. For example, in the second quarter of 2011, Apple began prohibiting certain types of virtual currency-incented advertising offers in games sold on the Apple App Store. These offers accounted for approximately one-third of our smartphone revenues during the three months ended June 30, 2011, and our inability to subsequently use such offers negatively impacted our smartphone revenues thereafter. Most recently, Apple informed us early in the fourth quarter of 2012 that we could no longer include links to Tapjoy’s HTML5 website in our games, which has since negatively impacted our ability to generate revenue through incented offers and will likely continue to negatively impact our revenues in future periods. Any similar changes in the future that impact our revenues could materially harm our business, and we may not receive significant or any advance warning of such change. In addition, each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. If Apple or Google or any other storefront operator determines that we are violating its standard terms and conditions, by a new interpretation or otherwise or prohibits us from distributing our games on its storefront, it would materially harm our business and likely cause our stock price to significantly decline.

The markets in which we operate are highly competitive, and many of our competitors have significantly greater resources than we do.

Developing, distributing and selling mobile games is a highly competitive business, characterized by frequent product introductions and rapidly emerging new platforms, technologies and storefronts. For end users, we compete primarily on the basis of game quality, brand and customer reviews. We compete for promotional and storefront placement based on these factors, as well as our relationship with the digital storefront owner, historical performance, perception of sales potential and relationships with licensors of brands and other intellectual property. For content and brand licensors, we compete based on royalty and other economic terms, perceptions of development quality, porting abilities, speed of execution, distribution breadth and relationships with storefront owners or carriers. We also compete for experienced and talented employees.

We compete with a continually increasing number of companies, including Zynga, DeNA, Gree, Nexon and many well-funded private companies, including Kabam, King, Rovio, Storm 8/Team Lava and Supercell. We also compete for consumer spending with large companies, such as Activision, Electronic Arts (EA Mobile), Gameloft and Take-Two Interactive, whose games for smartphones and tablets are primarily premium rather than free-to-play. In addition, given the open nature of the development and distribution for smartphones and tablets, we also compete or will compete with a vast number of small companies and individuals who are able to create and launch games and other content for these devices using relatively limited resources and with relatively limited start-up time or expertise. As an example of the competition that we face, it has been estimated that more than 150,000 active games were available on Apple’s App Store as of July 31, 2013. The proliferation of titles in these open developer channels makes it difficult for us to differentiate ourselves from other developers and to compete for end users without substantially increasing our marketing expenses and development costs.

Some of our competitors and our potential competitors have one or more advantages over us, either globally or in particular geographic markets, which include:

•	significantly greater financial resources;

•	greater experience with the free-to-play games and games-as-a-service business models and more effective game monetization;

•	stronger brand and consumer recognition regionally or worldwide;

•	greater experience integrating community features into their games, operating as a games-as-a-service company and increasing the revenues derived from their users;

•	the capacity to leverage their marketing expenditures across a broader portfolio of mobile and non-mobile products;

•	larger installed customer bases from related platforms, such as console gaming or social networking websites, to which they can market and sell mobile games;

•	more substantial intellectual property of their own from which they can develop games without having to pay royalties;

•	lower labor and development costs and better overall economies of scale;

•	greater platform-specific focus, experience and expertise; and

•	broader global distribution and presence.

If we are unable to compete effectively or we are not as successful as our competitors in our target markets, our sales could decline, our margins could decline and we could lose market share, any of which would materially harm our business, operating results and financial condition.

Our financial results could vary significantly from quarter to quarter and are difficult to predict, which in turn could cause volatility in our stock price.

Our revenues and operating results could vary significantly from quarter to quarter due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful. In addition, we may not be able to accurately predict our future revenues or results of operations. We base our current and future expense levels on our internal operating plans and sales forecasts, and our operating costs are to a large extent fixed. As a result, we may not be able to reduce our costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly results include:

•	our ability to increase the number of our paying players and the amount that each paying player spends in our games;

•	the popularity and monetization rates of our new games released during the quarter and the ability of games released in prior periods to sustain their popularity and monetization rates;

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the number and timing of new games released by us and our competitors, particularly those games that may represent a significant portion of revenues in a quarter, which timing can be impacted by internal development delays, shifts in product strategy and how quickly Digital Storefront operators review and approve our games for commercial release;

•	changes in the prominence of storefront featuring for our games and those of our competitors;

•	fluctuations in the size and rate of growth of overall consumer demand for smartphones, tablets, games and related content;

•	changes in the mix of revenues derived from first party titles and third party titles;

•	changes in the amount of money we spend marketing our titles in a particular quarter, as well as changes in the timing of when we incur these marketing expenses within the quarter;

•	decisions by us to incur additional expenses, such as increases in research and development, or unanticipated increases in vendor-related costs, such as hosting fees;

•	the timing of successful mobile device launches;

•	the seasonality of our industry;

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changes in accounting rules, such as those governing recognition of revenue, including the period of time over which we recognize revenue for in-app purchases of virtual currency and goods within certain of our games;

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fluctuations in the fair market value of the contingent consideration issued to the Blammo non-employee shareholders, as the fair value of the contingent consideration will be measured during each reporting period until the end of the earn-out period in March 2015;

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the amount and timing of charges related to any future impairments of goodwill, intangible assets, prepaid royalties and guarantees; for example, in 2011, we impaired $531,000 of certain prepaid royalties and royalty guarantees, and in 2012, we impaired $3.6 million of our goodwill related to our APAC reporting unit; and

•	macro-economic fluctuations in the United States and global economies, including those that impact discretionary consumer spending.

Consumer tastes are continually changing and are often unpredictable, and we compete for consumer discretionary spending against other forms of entertainment; if we fail to develop and publish new mobile games that achieve market acceptance, our sales would suffer.

Our business depends on developing and publishing mobile games that consumers will want to download and spend time and money playing. We must continue to invest significant resources in research and development, analytics and marketing to introduce new games and continue to update our successful free-to-play games, and we often must make decisions about these matters well in advance of product release to timely implement them. Our success depends, in part, on unpredictable and volatile factors beyond our control, including consumer preferences, competing games, new mobile platforms and the availability of other entertainment activities. If our games and related applications do not meet consumer expectations, or they are not brought to market in a timely and effective manner, our business, operating results and financial condition would be harmed. For example, we intend to include new categories of games (such as role-playing games and card battle games) in our planned 2013 product portfolio that often have higher monetization rates than our single-player focused action/adventure and casual games. We have limited experience creating these types of games, and if we do not succeed in these efforts, it will negatively impact our revenues and operating results for 2013 and beyond. Even if our games are successfully introduced and initially adopted, a failure to continue to update them with compelling content or a subsequent shift in the entertainment preferences of consumers could cause a decline in our games’ popularity that could materially reduce our revenues and harm our business, operating results and financial condition. Furthermore, we compete for the discretionary spending of consumers, who face a vast array of entertainment choices, including games played on personal computers and consoles, television, movies, sports and the Internet. If we are unable to sustain sufficient interest in our games compared to other forms of entertainment, our business and financial results would be seriously harmed.

If we do not successfully establish and maintain awareness of our brand and games, if we incur excessive expenses promoting and maintaining our brand or our games or if our games contains defects or objectionable content, our operating results and financial condition could be harmed.

We believe that establishing and maintaining our brand is critical to establishing a direct relationship with end users who purchase our products from direct-to-consumer channels and to maintaining our existing relationships with distributors and content licensors, as well as potentially developing new such relationships. Increasing awareness of our brand and recognition of our games is particularly important in connection with our strategic focus of developing games based on our own intellectual property. Our ability to promote the Glu brand and increase recognition of our games depends on our ability to develop high-quality, engaging games. If consumers, Digital Storefront owners and branded content owners do not perceive our existing games as high-quality or if we introduce new games that are not favorably received by them, then we may not succeed in building brand recognition and brand loyalty in the marketplace. In addition, globalizing and extending our brand and recognition of our games is costly and involves extensive management time to execute successfully, particularly as we expand our efforts to increase awareness of our brand and games among international consumers. Although we have significantly increased our sales and marketing expenditures in connection with the launch of our games, these efforts may not succeed in increasing awareness of our brand or the new games. If we fail to increase and maintain brand awareness and consumer recognition of our games, our potential revenues could be limited, our costs could increase and our business, operating results and financial condition could suffer.

In addition, if a game contains objectionable content, we could experience damage to our reputation and brand. The majority of our successful free-to-play games are in the action/adventure genre, and we expect that the majority of the games that we will release in 2013 will be in that category. Some of these games contain violence or other content that certain consumers may find objectionable. For example, Apple has assigned our Frontline Commando: D-Day game a 17-and-older rating due to its violence. In addition, Google required us to submit two versions of our Blood & Glory and Contract Killer: Zombies games, one of which did not depict blood. Despite these ratings and precautions, consumers may be offended by certain of our game content games and children to whom these games are not targeted may choose to play them nonetheless. In addition, one of our employees or an employee of an outside developer could include hidden features in one of our games without our knowledge, which might contain profanity, graphic violence, sexually explicit or otherwise objectionable material. If consumers believe that a game we published contains objectionable content, it could harm our brand, consumers could refuse to buy it or demand a refund, and could pressure the digital platform operators to no longer allow us to publish the game on their platforms. Similarly, if one of our games is introduced with defects or has playability issues, it could results in negative user reviews and damage our brand. These issues could be exacerbated if our customer service department does not timely and adequately address issues that our users have encountered with our games.

We have depended on a small number of games for a significant portion of our revenues in recent fiscal periods. If these games do not continue to succeed or we do not release highly successful new games, our revenues would decline.

In the mobile gaming industry, new games are frequently introduced, but a relatively small number of games account for a significant portion of industry sales. Similarly, a significant portion of our revenues comes from a limited number of games, although the games in that group have shifted over time. Our growth depends on our ability to consistently launch new games that generate significant revenues. For example, in the third quarter of 2012, we launched 11 new games, only two of which generated significant revenues, which, in part, contributed to our revenues declining from the second quarter of 2012. We have since that time failed to consistently release titles that generate significant revenues, which has resulted in our inability to grow our revenues on a quarterly basis. Developing and launching our games and providing future content updates requires us to invest significant time and resources with no guarantee that our efforts will result in significant revenues. If our new games are not successful or if we are not able to cost-effectively extend the lives of our successful games, our revenues could be limited and our business and operating results would suffer.

If we fail to maintain and enhance our capabilities for porting games to a broad array of mobile devices, particularly those utilizing the Android operating system, our revenues and financial results could suffer.

We derive the majority of our revenues from the sale of games for smartphones and tablets that utilize Apple’s iOS or Google’s Android operating systems. Unlike the Apple ecosystem in which Apple controls both the device (iPhone, iPod Touch and iPad) and the storefront (Apple’s App Store), the Android ecosystem is highly fragmented since a large number of OEMs manufacture and sell Android-based devices that run a variety of versions of the Android operating system, and there are many Android-based storefronts in addition to the Google Play Store. For us to sell our games to the widest possible audience of Android users, we must port our games to a significant portion of the more than 700 Android-based devices that are commercially available, many of which have different technical requirements. Since the number of Android-based smartphones and tablets shipped worldwide is growing significantly, it is important that we maintain and enhance our porting capabilities, which could require us to invest considerable resources in this area. These additional costs could harm our business, operating results and financial condition. In addition, we must continue to increase the efficiency of our porting processes or it may take us longer to port games to an equivalent number of devices, which would negatively impact our margins. If we fail to maintain or enhance our porting capabilities, our revenues and financial results could suffer.

We use a game development engine licensed from Unity Technologies to create many of our games. If we experience any prolonged technical issues with this engine or if we lose access to this engine for any reason, it could delay our game development efforts and cause us our financial results to fall below expectations for a quarterly or annual period, which would likely cause our stock price to decline.

We use a game development engine licensed from Unity Technologies to create many of our games, and we expect to continue to use this engine for the foreseeable future. Because we do not own this engine, we do not control its operation or maintenance. As a result, any prolonged technical issues with this engine might not be resolved quickly, despite the fact that we have contractual service level commitments from Unity. In addition, although Unity cannot terminate our agreement absent an uncured material breach of the agreement by Glu, we could lose access to this engine under certain circumstances, such as a natural disaster that impacts Unity or a bankruptcy event. If we experience any prolonged issues with regard to the operation of the Unity game development engine or if we lose access to this engine for any reason, it could delay our game development efforts and cause us to not meet revenue expectations for a quarterly or annual period, which would likely cause our stock price to decline. Further, if one of our competitors acquired Unity, the acquiring company would be less likely to renew our agreement, which could impact our game development efforts in the future, particularly with respect to sequels to games that were created on the Unity engine.

We derive a significant portion of our revenues from advertisements and offers that are incorporated into our free-to-play games through relationships with third parties. If we lose the ability to provide these advertisements and offers for any reason, or if any events occur that negatively impact the revenues we receive from these sources, it would negatively impact our operating results.

We derive revenues from our free-to-play games though in-app purchases, advertisements and offers. We incorporate advertisements and offers into our games by implementing third parties’ software development kits. We rely on these third parties to provide us with a sufficient inventory of advertisements and offers to meet the demand of our user base. If we exhaust the available inventory of these third parties, it will negatively impact our revenues. If our relationship with any of these third parties terminates for any reason, or if the commercial terms of our relationships do not continue to be renewed on favorable terms, we would need to locate and implement other third party solutions, which could negatively impact our revenues, at least in the short term. Furthermore, the revenues that we derive from advertisements and offers is subject to seasonality, as companies’ advertising budgets are generally highest during the fourth quarter and decline significantly in the first quarter of the following year, which negatively impacts our revenues in the first quarter (and conversely significantly increases our marketing expenses in the fourth quarter).

In addition, the actions of the storefront operators can also negatively impact the revenues that we generate from advertisements and offers. For example, in the second quarter of 2011, Apple began prohibiting certain types of virtual currency-incented advertising offers in games sold on the Apple App Store. These offers accounted for approximately one-third of our revenues during the three months ended September 30, 2011, and our inability to utilize such offers has negatively impacted our revenues. In addition, in the third quarter of 2012, Apple made changes to its terms and conditions that could, depending on how Apple interprets them, negatively impact the revenues we generate from third-party advertising service providers. Any similar changes in the future that impact our revenues that we generate from advertisements and offers could materially harm our business.

We have begun publishing, and intend to continue to publish games developed by third parties which will expose us to a number of potential operational and legal risks.

We have recently formed our Glu Publishing department that will initially focus on entering into relationships with developers of successful games in Asian markets where Glu will localize and publish those games in the United States and non-Asian markets. Our Glu Publishing business will expose us to a number of potential operational and legal risks. For example, we may be required to provide third party developers with upfront license fees or non-recoupable minimum guarantees in order to obtain the rights to publish their games, and we may need to spend significant money marketing these games after they have been commercially launched. If the games are not commercially successful because they do not appeal to a Western audience, because of our limited experience in publishing other developers’ games or for any other reason, it will negatively impact our operating results. In addition, if any of the third party developers with which we work have created their games by infringing another party’s intellectual property or otherwise violating their rights, or if these games violate applicable laws and regulations such as with respect to data collection and privacy, we would be exposed to potential legal risks by publishing these games.

We may need to raise additional capital or borrow funds to grow our business, and we may not be able to raise capital or borrow funds on terms acceptable to us or at all.

We expect to continue to use cash in our operations during 2013 as we seek to grow our business. In addition, we expect to use approximately $1.8 million in the third quarter of 2013 for capital expenditures related to office moves for our corporate headquarters in San Francisco and our Kirkland, Washington studio. As of June 30, 2013, we had $19.1 million of cash and cash equivalents. If our cash and cash equivalents and cash inflows are insufficient to meet our cash requirements or if we wish to strengthen our balance sheet, we will need to seek additional capital, potentially pursuant to our effective universal shelf registration statement, and we may be unable to do so on terms that are acceptable to us or at all. Equity financings would dilute our existing stockholders, particularly given our current stock price, and the holders of new securities may receive rights, preferences or privileges that are senior to those of existing stockholders. Alternatively, we may wish to enter into a credit facility or other debt arrangement, and we may be unable to procure one on terms that are acceptable to us, particularly in light of the current credit market conditions. The material weakness in our internal control over financial reporting that resulted from the restatement of our financial statements may make it more difficult for us to raise additional debt or equity capital. If we require new sources of financing but they are insufficient or unavailable, we would be required to modify our operating plans to align them with available resources, which would harm our ability to grow our business.

Our reported financial results could be adversely affected by changes in financial accounting standards or by the application of existing or future accounting standards to our business as it evolves.

Our reported financial results are impacted by the accounting policies promulgated by the accounting standards bodies and the methods, estimates and judgments that we use in applying our accounting policies. Due to recent economic events, the frequency of accounting policy changes may accelerate, including conversion to unified international accounting standards. Policies affecting software revenue recognition have affected, and could further significantly affect, the way we account for revenue. For example, the accounting for revenue derived from smartphone platforms and free-to-play games, particularly with regard to revenues generated from digital storefronts, is still evolving and, in some cases, uncertain. In particular, we were required to file an amendment to each of our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to restate or revise the financial statements contained in those reports (including for the year ended December 31, 2011) because we did not correctly apply the revenue accounting guidance to our smartphone revenues for sales through digital storefronts. (See Note 1A (Restatement of Financial Statements) in each of these filings for additional information about the restatement). While we believe that we are now correctly accounting for our smartphone revenues, this is an area that continues to involve significant discussion among accounting professionals and which is not completely settled. It is possible that the relative application, interpretation and weighting of the factors that relate to whether we should be considered the principal in the sales transaction of games sold through digital storefronts may evolve, and we may in the future conclude that our accounting policy for smartphone revenues, as reflected in the restated financial statements, is incorrect, which could result in another restatement of affected financial statements. In addition, we currently defer revenues related to virtual goods and currency over the average playing period of paying users, which approximates the useful life of the transaction. While we believe our estimates are reasonable based on available game player information, we may revise such estimates in the future as our games’ operation periods change. Any adjustments arising from changes in the estimates of the lives of these virtual items would be applied prospectively on the basis that such changes are caused by new information indicating a change in the game player behavior patterns of our paying users. Any changes in our estimates of useful lives of these virtual items may result in our revenues being recognized on a basis different from prior periods’ and may cause our operating results to fluctuate. As we enhance, expand and diversify our business and product offerings, the application of existing or future financial accounting standards, particularly those relating to the way we account for our smartphone revenues, could have a significant adverse effect on our reported results although not necessarily on our cash flows.

If we are unable to maintain effective internal control over financial reporting, the accuracy and timeliness of our financial reporting may be adversely affected.

Maintaining effective internal control over financial reporting is necessary for us to produce reliable financial statements. In connection with the restatement to our unaudited interim condensed consolidated financial statements discussed in Note 1A of our Annual Report on Form 10-K/A for the year ended December 31, 2012 filed on August 9, 2013, management, including our Chief Executive Officer and Chief Financial Officer, reassessed the effectiveness of our internal control over financial reporting as of December 31, 2012. Based on this reassessment using the guidelines established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 1992, management has concluded that we did not maintain effective internal control over financial reporting as of December 31, 2012 because of a material weakness related to the application of revenue accounting guidance to our smartphone revenues for sales through digital storefronts. This control deficiency resulted in the misstatement of our revenues and cost of revenues, including gross margin percentages, and the related balance sheet accounts and financial disclosures for the years ended December 31, 2011 and 2012 (and the restatement of the unaudited interim condensed consolidated financial statements for the quarters ended March 31, June 30, and September 30 for such years) as discussed in Note 1A and Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K/A filed on August 9, 2013. If we are unable to effectively remediate this material weakness or we are otherwise unable to maintain adequate internal controls for financial reporting, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls as required pursuant to the Sarbanes-Oxley Act, it could result in another material misstatement of our financial statements that would require a restatement, investor confidence in the accuracy and timeliness of our financial reports may be impacted or the market price of our common stock could be negatively impacted.

Our acquisition activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions.

We have acquired, and may continue to acquire, companies, products and technologies that complement our strategic direction. Acquisitions involve significant risks and uncertainties, including:

•	diversion of management time and a shift of focus from operating the businesses to issues related to integration and administration;

•	inability to successfully integrate the acquired technology and operations into our business and maintain uniform standards, controls, policies and procedures;

•	challenges retaining the key employees, customers and other business partners of the acquired business;

•	inability to realize synergies expected to result from an acquisition;

•	an impairment of acquired goodwill and other intangible assets in future periods would result in a charge to earnings in the period in which the write-down occurs;

•	the internal control environment of an acquired entity may not be consistent with our standards and may require significant time and resources to improve;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries; and

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liability for activities of the acquired companies before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities.

In addition, if we issue equity securities as consideration in an acquisition, as we did for our acquisitions of Griptonite, Blammo and GameSpy, our current stockholders’ percentage ownership and earnings per share would be diluted. For example, our Blammo acquisition agreement provides that the former Blammo shareholders may earn up to 3,312,937 shares of our common stock if Blammo achieves certain net revenue targets during the years ending March 31, 2013, March 31, 2014 and March 31, 2015; Blammo earned 742,036 shares of a possible 909,091 shares for the year ended March 31, 2013. Because acquisitions are inherently risky, our transactions may not be successful and may, in some cases, harm our operating results or financial condition.

We rely on a combination of our own servers and third party infrastructure to operate our games. If we experience any system or network failures, cyber attacks or any other interruption to our games, it could reduce our sales, increase costs or result in a loss of revenues or end users of our games.

We rely on Digital Storefronts and other third-party networks to deliver games to our customers and on their or other third parties’ billing systems to track and account for our game downloads. We also rely on our own servers and third-party infrastructure to operate our connected games, and our reliance on such third-party infrastructure will increase as we transition to becoming a games-as-a-service company. In particular, a significant portion of our game traffic is hosted by Amazon Web Services, which service provides server redundancy and uses multiple locations on various distinct power grids. Amazon may terminate its agreement with us upon 30 days’ notice. Amazon experienced a power outage during the second quarter of 2012, which affected the playability of our games for approximately one day. While this particular event did not adversely impact our business, a similar outage of a longer duration could. In addition, we use, or plan to use, GameSpy’s services and equipment for many of our games, which is subject to a transitional data center services agreement between us and IGN, GameSpy’s former parent corporation, that terminates on August 2, 2014, unless we (or, under certain circumstances, IGN) earlier terminate the agreement. Any technical problem with, cyber attack on, or loss of access to these third parties’ or our systems, servers or other technologies could result in the inability of end users to download or play our games, prevent the completion of billing for a game or result in the loss of users’ virtual currency or other in-app purchases, interfere with access to some aspects of our games or result in the theft of end-user personal information. For example, some users of our Android-based games have experienced issues receiving the virtual currency that they purchased and paid for. In addition, if virtual assets are lost, or if users do not receive their purchased virtual currency, we may be required to issue refunds, we may receive negative publicity and game ratings, we may lose users of our games, and we may become subject to regulatory investigation or class action litigation, any of which would negatively affect our business. Any of these problems could harm our reputation or cause us to lose end users or revenues or incur substantial repair costs and distract management from operating our business.

Changes in foreign exchange rates and limitations on the convertibility of foreign currencies could adversely affect our business and operating results.

We currently transact business in more than 70 countries in more than 20 different currencies, with Pounds Sterling and Euros being the primary international currencies in which we transact business. Conducting business in currencies other than U.S. Dollars subjects us to fluctuations in currency exchange rates that could have a negative impact on our reported operating results. We experienced significant fluctuations in currency exchange rates in 2011 and 2012, and expect to experience continued significant fluctuations in the future. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency, and an increasing percentage of our international revenue is from customers who pay us in currencies other than the U.S. dollar. Fluctuations in the exchange rates between the U.S. dollar and those other currencies could result in the dollar equivalent of these expenses being higher and/or the dollar equivalent of the foreign-denominated revenue being lower than would be the case if exchange rates were stable. This could have a negative impact on our operating results. To date, we have not engaged in exchange rate hedging activities, and we do not expect to do so in the foreseeable future.

We face additional risk if a currency is not freely or actively traded. Some currencies, such as the Chinese Renminbi in which our Chinese operations principally transact business, are subject to limitations on conversion into other currencies, which can limit our ability to react to rapid foreign currency devaluations and to repatriate funds to the United States should we require additional working capital.

We face added business, political, regulatory, operational, financial and economic risks as a result of our international operations and distribution, any of which could increase our costs and adversely affect our operating results.

International sales represented approximately 46.6% (restated) and 50.3% (restated) of our revenues in 2012 and 2011, respectively. To target international markets, we develop games that are customized for consumers in those markets. We have international offices located in a number of foreign countries including Canada, China, India and Russia. We expect to maintain our international presence, and we expect international sales will continue to be an important component of our revenues, particularly in APAC markets. Risks affecting our international operations include:

•	our ability to develop games that appeal to the tastes and preferences of consumers in international markets;

•	difficulties developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language, and cultural differences;

•	multiple and conflicting laws and regulations, including complications due to unexpected changes in these laws and regulations;

•	our ability to develop, customize and localize games that appeal to the tastes and preferences of consumers in international markets;

•	competition from local game developers that have significant market share in certain foreign markets and a better understanding of local consumer preferences;

•	potential violations of the Foreign Corrupt Practices Act and local laws prohibiting improper payments to government officials or representatives of commercial partners;

•	regulations that could potentially affect the content of our products and their distribution, particularly in China;

•	foreign exchange controls that might prevent us from repatriating income earned in countries outside the United States, particularly China;

•	potential adverse foreign tax consequences, since due to our international operations, we must pay income tax in numerous foreign jurisdictions with complex and evolving tax laws;

•	political, economic and social instability;

•	restrictions on the export or import of technology;

•	trade and tariff restrictions and variations in tariffs, quotas, taxes and other market barriers; and

•	difficulties in enforcing intellectual property rights in certain countries.

These risks could harm our international operations, which, in turn, could materially and adversely affect our business, operating results and financial condition.

If we fail to deliver our games at the same time as new mobile devices are commercially introduced, our sales may suffer.

Our business depends, in part, on the commercial introduction of new mobile devices with enhanced features, including larger, higher resolution color screens, improved audio quality, and greater processing power, memory, battery life and storage. For example, the introduction of new and more powerful versions of Apple’s iPhone and iPad and devices based on Google’s Android operating system, have helped drive the growth of the mobile games market. In addition, consumers generally purchase the majority of content, such as our games, for a new device within a few months of purchasing it. We do not control the timing of these device launches. Some manufacturers give us access to their mobile devices prior to commercial release. If one or more major manufacturers were to stop providing us access to new device models prior to commercial release, we might be unable to introduce games that are compatible with the new device when the device is first commercially released, and we might be unable to make compatible games for a substantial period following the device release. If we do not adequately build into our title plan the demand for games for a particular mobile device or experience game launch delays, we miss the opportunity to sell games when new mobile devices are shipped or our end users upgrade to a new mobile device, our revenues would likely decline and our business, operating results and financial condition would likely suffer.

Our business and growth may suffer if we are unable to hire and retain key personnel.

Our future success will depend, to a significant extent, on our ability to retain and motivate our key personnel, namely our management team, particularly Niccolo de Masi, our President and Chief Executive Officer, as well as experienced game development personnel who may experience uncertainty due to the restructurings we implemented in the fourth quarter of 2012 and first half of 2013, in which we eliminated, in the aggregate, more than 100 positions in our Kirkland, Sao Paolo and San Francisco studios. In addition, to grow our business, execute on our business strategy and replace departing employees, we must identify, hire and retain qualified personnel, particularly additional monetization, live operations, server technology, user experience and product management personnel to support our transition to becoming a games-as-a-service company. Competition for qualified management, game development and other staff can be intense. Attracting and retaining qualified personnel may be particularly difficult for us if our stock price remains relatively depressed, since individuals may elect to seek employment with other companies that they believe have better long-term prospects. Competitors have in the past and may in the future attempt to recruit our employees, and our management and key employees are not bound by agreements that could prevent them from terminating their employment at any time. In addition, we do not maintain a key-person life insurance policy on any of our officers. Our business and growth may suffer if we are unable to hire and retain key personnel.

Our business is subject to increasing governmental regulation. If we do not successfully respond to these regulations, our business may suffer.

We are subject to a number of domestic and foreign laws and regulations that affect our business. Not only are these laws constantly evolving, which could result in their being interpreted in ways that could harm our business, but legislation is also continually being introduced that may affect both the content of our products and their distribution. In the United States, for example, numerous federal and state laws have been introduced which attempt to restrict the content or distribution of games. Legislation has been adopted in several states, and proposed at the federal level, that prohibits the sale of certain games to minors. If such legislation is adopted, it could harm our business by limiting the games we are able to offer to our customers or by limiting the size of the potential market for our games. We may also be required to modify certain games or alter our marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of our games. The Federal Trade Commission has also indicated that it intends to review issues related to in-app purchases, particularly with respect to games that are marketed primarily to minors. If the Federal Trade Commission issues rules significantly restricting or even prohibiting in-app purchases, it would significantly impact our business strategy. In addition, two self-regulatory bodies in the United States (the Entertainment Software Rating Board) and the European Union ( Pan European Game Information) provide consumers with rating information on various products such as entertainment software similar to our products based on the content (for example, violence, sexually explicit content, language). Furthermore, the Chinese government has adopted measures designed to eliminate violent or obscene content in games. In response to these measures, some Chinese telecommunications operators have suspended billing their customers for certain mobile gaming platform services, including those services that do not contain offensive or unauthorized content, which could negatively impact our revenues in China. Any one or more of these factors could harm our business by limiting the products we are able to offer to our customers, by limiting the size of the potential market for our products, or by requiring costly additional differentiation between products for different territories to address varying regulations.

Furthermore, the growth and development of free-to-play gaming and the sale of virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours. We anticipate that scrutiny and regulation of our industry will increase and that we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the regulation of currency and banking institutions may be interpreted to cover virtual currency or goods. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may depend on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding these activities may dampen the growth of free-to-play gaming and impair our business.

We sometimes offer our players various types of sweepstakes, giveaways and promotional opportunities, and in October 2012, we entered into a strategic relationship with Probability PLC to offer a suite of Glu-branded mobile slot games in the United Kingdom and Italy, two of which are currently offered in the United Kingdom. We intend to continue to explore opportunities with respect to real money gambling. We are subject to laws in a number of jurisdictions concerning the operation and offering of such activities and games, many of which are still evolving and could be interpreted in ways that could harm our business. Any court ruling or other governmental action that imposes liability on providers of online services could result in criminal or civil liability and could harm our business.

In addition, because our services are available worldwide, certain foreign jurisdictions and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees or infrastructure.

The laws and regulations concerning data privacy and data security are continually evolving, and our actual or perceived failure to comply with these laws and regulations could harm our business.

We are subject to federal, state and foreign laws regarding privacy and the protection of the information that we collect regarding our users, which laws are currently in a state of flux and likely to remain so for the foreseeable future. The U.S. government, including the Federal Trade Commission and the Department of Commerce, is continuing to review the need for greater regulation over collecting information concerning consumer behavior on the Internet and on mobile devices. For example, in December 2012, the Federal Trade Commission adopted amendments to the Children’s Online Privacy Protection Act to strengthen privacy protections for children under age 13, which amendments became effective on July 1, 2013. In addition, the European Union has proposed reforms to its existing data protection legal framework. Various government and consumer agencies have also called for new regulation and changes in industry practices. For example, in February 2012, the California Attorney General announced a deal with Amazon, Apple, Google, Hewlett-Packard, Microsoft and Research in Motion to strengthen privacy protection for users that download third-party apps to smartphones and tablet devices. In response to developments in the interpretation and understanding of regulations such as these and guidance and inquiries from the California Attorney General, we released updates to our My Dragon and Deer Hunter Reloaded games and made changes to our games in development to make our privacy policy readily accessible to players of these games as required by the California Online Privacy Protection Act. If we do not follow existing laws and regulations, as well as the rules of the smartphone platform operators, with respect to privacy-related matters, or if consumers raise any concerns about our privacy practices, even if unfounded, it could damage our reputation and operating results.

All of our games are subject to our privacy policy and our terms of service located on our corporate website. If we fail to comply with our posted privacy policy, terms of service or privacy-related laws and regulations, including with respect to the information we collect from users of our games, it could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, interpreting and applying data protection laws to the mobile gaming industry is often unclear. These laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying requirements could cause us to incur additional costs and change our business practices. Further, if we fail to adequately protect our users’ privacy and data, it could result in a loss of player confidence in our services and ultimately in a loss of users, which could adversely affect our business.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Costs to comply with these laws may increase as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Our stock price has fluctuated and declined significantly since our initial public offering in March 2007, and may continue to fluctuate, may not rise and may decline further.

The trading price of our common stock has fluctuated in the past and is expected to continue to fluctuate in the future, as a result of a number of factors, many of which are outside our control, such as changes in the operating performance and stock market valuations of other technology companies generally, or those in our industry in particular, such as Electronic Arts and Zynga.

In addition, The NASDAQ Global Market on which our common stock is listed has recently and in the past experienced extreme price and volume fluctuations that have affected the market prices of many companies, some of which appear to be unrelated or disproportionate to their operating performance. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has often been brought against that company. Securities class action litigation against us could result in substantial costs and divert our management’s attention and resources.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster could damage our facilities and equipment, which could require us to curtail or cease operations.

Our principal offices are located in the San Francisco Bay Area, an area known for earthquakes. We are also vulnerable to damage from other types of disasters, including power loss, fires, explosions, floods, communications failures, terrorist attacks and similar events. If any natural or other disaster were to occur, our ability to operate our business at our facilities could be impaired.

If we do not adequately protect our intellectual property rights, it may be possible for third parties to obtain and improperly use our intellectual property and our business and operating results may be harmed.

Our intellectual property is essential to our business. We rely on a combination of copyright, trademark, trade secret and other intellectual property laws and contractual restrictions on disclosure to protect our intellectual property rights. To date, we have not sought patent protection, so, we will not be able to protect our technologies from independent invention by third parties. Despite our efforts to protect our intellectual property rights, unauthorized parties may attempt to copy or otherwise to obtain and use our technology and games, and some parties have distributed “jail broken” versions of our games where all of the content has been unlocked and made available for free. Further, some of our competitors have released games that are nearly identical to successful games released by their competitors in an effort to confuse the market and divert users from the competitor’s game to the copycat game. To the extent that these tactics are employed with respect to any of our games, it could reduce our revenues that we generate from these games. Monitoring unauthorized use of our games is difficult and costly, and we cannot be certain that the steps we have taken will prevent piracy and other unauthorized distribution and use of our technology and games, particularly in certain international jurisdictions, such as China, where the laws may not protect our intellectual property rights as fully as in the United States. In the future, we may have to litigate to enforce our intellectual property rights, which could result in substantial costs and divert our management’s attention and our resources.

In addition, although we require our third-party developers to sign agreements not to disclose or improperly use our trade secrets and acknowledging that all inventions, trade secrets, works of authorship, developments and other processes generated by them on our behalf are our property and to assign to us any ownership they may have in those works, it may still be possible for third parties to obtain and improperly use our intellectual properties without our consent. This could harm our brand, business, operating results and financial condition.

We may become involved in intellectual property disputes, which may disrupt our business and require us to pay significant damage awards.

Third parties may sue us for intellectual property infringement, or initiate proceedings to invalidate our intellectual property, which, if successful, could disrupt our business, cause us to pay significant damage awards or require us to pay licensing fees. For example, on April 16, 2013, Lodsys Group, LLC, a Texas limited liability company (“Lodsys”), filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that we have been infringing two of Lodsys’ patents, and is seeking unspecified damages, including treble damages for willful infringement, interest, attorneys’ fees and such other costs as the Court may deem just and proper. In the event of a successful claim against us, we might be enjoined from using our intellectual property or licensed intellectual property that we use in our business, we might incur significant licensing fees and we might be forced to develop alternative technologies. If we fail or are unable to develop non-infringing technology or games or to license the infringed or similar technology or games on a timely basis, we may be forced to withdraw games from the market or prevented from introducing new games. We might also incur substantial expenses in defending against third-party claims, regardless of their merit.

In addition, we use open source software in some of our games and expect to continue to use open source software in the future. We may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games, any of which would have a negative effect on our business and operating results.

We may become a party to litigation and regulatory inquiries, which could result in an unfavorable outcome and have an adverse effect on our business, financial condition, results of operation and cash flows.

We may become subject to various legal proceedings, claims and regulatory inquiries that arise out of the ordinary conduct of our business and are not yet resolved and additional claims and inquiries may arise in the future. In addition, events may give occur that give rise to a potential risk of litigation, including for example, in connection with the recent restatement of our financial information. The number and significance of regulatory inquiries have increased as our business has evolved. Any proceedings, claims or inquiries initiated by or against us, whether successful or not, may be time consuming; result in costly litigation, damage awards, consent decrees, injunctive relief or increased costs of business, require us to change our business practices or products, require significant amounts of management time, result in diversion of significant operations resources or otherwise harm of business and future financial results.

Unanticipated changes in our income tax rates or exposure to additional tax liabilities may affect our future financial results.

Our future effective income tax rates may be favorably or unfavorably affected by unanticipated changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or their interpretation. Determining our worldwide provision for income taxes requires significant judgments. The estimation process and applicable laws are inherently uncertain, and our estimates are not binding on tax authorities. Our effective tax rate could also be adversely affected by a variety of factors, many of which are beyond our control. Recent and contemplated changes to U.S. tax laws, including limitations on a taxpayer’s ability to claim and utilize foreign tax credits and defer certain tax deductions until earnings outside of the U.S. are repatriated to the U.S., could impact the tax treatment of our foreign earnings. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine whether or not our provision for income taxes is adequate. These continuous examinations may result in unforeseen tax-related liabilities, which may harm our future financial results.

We must charge, collect and/or pay taxes other than income taxes, such as payroll, value-added, sales and use, net worth, property and goods and services taxes, in both the U.S. and foreign jurisdiction. If tax authorities assert that we have taxable nexus in a jurisdiction, they may seek to impose past as well as future tax liability and/or penalties. Any such impositions could also cause significant administrative burdens and decrease our future sales. Moreover, state and federal legislatures have been considering various initiatives that could change our tax position regarding sales and use taxes.

Finally, as we change our international operations, adopt new products and new distribution models, implement changes to our operating structure or undertake intercompany transactions in light of changing tax laws, our tax expense could increase.

Some provisions in our certificate of incorporation and bylaws may deter third parties from seeking to acquire us.

Our certificate of incorporation and bylaws contain provisions that may make the acquisition of our company more difficult without the approval of our board of directors, including the following:

•	our board of directors is classified into three classes of directors with staggered three-year terms;

•

only our chairman of the board, our lead independent director, our chief executive officer, our president or a majority of our board of directors is authorized to call a special meeting of stockholders;

•	our stockholders are able to take action only at a meeting of stockholders and not by written consent;

•	only our board of directors and not our stockholders is able to fill vacancies on our board of directors;

•	our certificate of incorporation authorizes undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before a meeting of stockholders.

Risks Relating to Our Common Stock and this Offering

Future sales of our common stock could adversely affect the market price and our future capital-raising activities could involve the issuance of equity securities, which would dilute your investment and could result in a decline in the trading price of our common stock.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for additional capital at that time. Sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of shares of our common stock and our ability to raise capital. We may issue additional shares of common stock in future financing transactions or as incentive compensation for our executive management and other key personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

The selling stockholder could sell large blocks of securities, which could cause the price of our common stock to decline.

Upon the effectiveness of the registration statement of which this prospectus is a part, the selling stockholder may sell vested Warrant Shares that it has exercised in the public market through any means described in the section hereof entitled “Plan of Distribution.” Under the terms of the Warrant, however, the selling stockholder agreed to certain volume-based restrictions on the transfer of the shares registered under this prospectus. Sales of substantial amounts of our common stock or the perception that those sales could occur may adversely affect the market price for our common stock.

We do not expect to pay any dividends for the foreseeable future. Our stockholders may never obtain a return on their investment.

We have never declared or paid dividends on our common stock, and we do not expect to pay cash dividends on our common stock in the foreseeable future. Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used to finance the operation and growth of our business. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and documents incorporated herein by reference contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus or any documents incorporated by reference in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue,” and similar expressions or variations. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified in the section entitled “Risk Factors” and elsewhere in this prospectus, and those discussed in our SEC filings incorporated by reference into this prospectus.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

We are registering the shares covered by this prospectus pursuant to registration rights granted to the selling stockholder in the Warrant. We are not selling any securities under this prospectus and will not receive any proceeds from the sale or other disposition of the shares covered hereby. However, if the Warrant is exercised in full, we would receive proceeds of approximately $10.0 million. We will use any funds received from the exercise of the Warrant for general corporate purposes.

We have agreed with the selling stockholder to pay all costs, expenses and fees relating to registering the shares of our common stock referenced in this prospectus, except for certain legal fees of the selling stockholder. The selling stockholder will pay any brokerage commissions and/or similar charges incurred by the selling stockholder in connection with the sale or other disposition by the selling stockholder of the shares covered by this prospectus.

SELLING STOCKHOLDER

We have prepared this prospectus to allow the selling stockholder or its permitted transferees or successors in interest to sell or otherwise dispose of, from time to time, up to an aggregate of 3,333,333 shares of our common stock that may be issued to the selling stockholder upon exercise of the Warrant. The table below presents information regarding the selling stockholder, the shares of common stock beneficially owned by it prior to the issuance to it of the Warrant, the shares of common stock that it may sell or otherwise dispose of from time to time under this prospectus and the percentage of our common stock that the selling stockholder will own, assuming all of the shares covered by this prospectus are sold by the selling stockholder.

We do not know the extent to which the Warrant Shares will vest, whether the selling stockholder will exercise the Warrant, or when or in what amounts the selling stockholder may sell or otherwise dispose of the shares of common stock issuable upon the exercise of the Warrant. If it does exercise the Warrant, the selling stockholder might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because, among other things, all of the Warrant Shares may not vest and the selling stockholder may not sell or otherwise dispose of some or all of the shares covered by this prospectus, we cannot estimate the number of the shares that will be held by the selling stockholder after the completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholder.

We have prepared the table based on 70,534,972 shares of our common stock outstanding as of August 5, 2013 and based on information supplied to us by the selling stockholder as of August 8, 2013. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and generally includes voting or investment power with respect to securities and includes any shares that the selling stockholder has the right to acquire within 60 days of August 5, 2013. The selling stockholder (a) is neither a broker-dealer nor is an affiliate of a broker-dealer and (b) has not within the past three years had any position, office or other material relationship with us, except that Ann Mather, a member of our Board of Directors, serves as the lead independent director of MGM Holdings Inc., the ultimate parent company of the selling stockholder.

Information about the selling stockholder may change over time. Any changed information will be set forth in supplements to this prospectus to the extent required.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering (2)	Number of Shares Offered Hereby (3)	Number of Shares Beneficially Owned After the Offering (3)	Percent of Class Beneficially Owned After the Offering (3)
MGM Interactive Inc. (1)	333,333	3,333,333	0	—%

(1)	MGM Interactive Inc.’s address is 245 North Beverly Drive, Beverly Hills, California 90210-5317.
(2)	Represents the shares issuable upon exercise of the Warrant that are vested and exercisable within 60 days of August 5, 2013.
(3)	Assumes that the Warrant fully vests and that the selling stockholder sells all of the shares.

PLAN OF DISTRIBUTION

The selling stockholder, which as used in this prospectus includes permitted transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of any such sale, transfer or other disposition. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	in transactions in the over-the-counter market;

•	in transactions directly with market makers;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that any such sales meet the criteria and conform to the requirements of that rule.

Any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may, but is not required to, indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholder to keep the registration statement effective until the earlier to occur of: (a) the date on which all of the shares issued upon exercise of the Warrant then outstanding may be freely resold without any limitations under Rule 144 (including volume limitations), and (b) the date that all of the shares issued upon exercise of the Warrant have been sold pursuant to this registration statement; provided that, notwithstanding the foregoing, we will in all cases maintain the effectiveness of this registration statement until the earlier to occur of (i) the exercise of the last of the maximum number of shares available for issuance under the Warrant (i.e., 3,333,333 shares, as may be adjusted in accordance with terms of the Warrant) and (ii) January 15, 2019, which is the six-month anniversary of the expiration date of the Warrant.

In addition, the selling stockholder has agreed that it and its permitted transferees taken together will not in any single trading day sell any shares issued upon exercise of the Warrant exceeding 10% of the average daily trading volume of our common stock on The NASDAQ Global Market for the previous ten trading days.

Our common stock is traded on The NASDAQ Global Market under the symbol “GLUU.”

LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Scott J. Leichtner, our Vice President, General Counsel and Corporate Secretary.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2012 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Glu Mobile Inc.’s restatement described in Note 1A to the consolidated financial statements, an adverse opinion on the effectiveness of internal control over financial reporting and an explanatory paragraph due to the exclusion of GameSpy Industries, Inc. from the audit of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” some of the reports, proxy and information statements and other information that we have filed with the SEC under the Exchange Act. This means that we are disclosing important business and financial information to you by referring you to those documents. Unless expressly incorporated into this prospectus, a Current Report on Form 8-K (or portion thereof) furnished, but not filed, shall not be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities under this prospectus.

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2012, filed with the SEC on August 9, 2013;

•

Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2013, filed with the SEC on August 9, 2013;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013, filed with the SEC on August 9, 2013;

•

Definitive Proxy Statement on Schedule 14A for our 2013 Annual Meeting of Stockholders, filed with the SEC on April 19, 2013 and related additional soliciting materials on Schedules 14A filed with the SEC on April 19, 2013 and May 17, 2013;

•	Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on January 18, 2013;

•	Our Current Report on Form 8-K filed with the SEC on April 5, 2013;

•	Our Current Report on Form 8-K filed with the SEC on April 11, 2013;

•	Our Current Report on Form 8-K filed with the SEC on April 22, 2013;

•

Our Current Report on Form 8-K filed with the SEC on May 1, 2013 (but only the portions of such Current Report on Form 8-K that were filed with the SEC and not those portions that were furnished to the SEC);

•	Our Current Report on Form 8-K filed with the SEC on May 17, 2013;

•	Our Current Report on Form 8-K filed with the SEC on May 24, 2013;

•

Our Current Report on Form 8-K filed with the SEC on May 30, 2013 (but only the portions of such Current Report on Form 8-K that were filed with the SEC and not those portions that were furnished to the SEC);

•	Our Current Report on Form 8-K filed with the SEC on June 10, 2013;

•	Our Current Report on Form 8-K filed with the SEC on July 17, 2013;

•

Our Current Report on Form 8-K filed with the SEC on August 6, 2013 (but only the portions of such Current Report on Form 8-K that were filed with the SEC and not those portions that were furnished to the SEC); and

•

The description of our common stock contained in our Form 8-A filed with the SEC on March 16, 2007 under Section 12(b) of the Exchange Act, including any amendment or report that may be filed for the purpose of updating such description.

Any statements made in a document incorporated by reference in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes the statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference in this prospectus, modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

In addition, for so long as any of the securities remain outstanding and during any period in which we are not subject to Section 13 or Section 15(d) of the Exchange Act, we will make available to any prospective purchaser or beneficial owner of the securities in connection with the sale thereof the information required by Rule 144A(d)(4) under the Securities Act. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference. In addition, certain information, including financial information, contained in this prospectus or incorporated by reference in this prospectus should be read in conjunction with documents we have filed with the SEC.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Requests for documents should be directed to Corporate Secretary, Glu Mobile Inc., 45 Fremont Street, Suite 2800, San Francisco, California 94105; (415) 800-6100. Exhibits to these filings will not be sent unless those exhibits have been specifically incorporated by reference in such filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and file reports, proxy and information statements and other information with the SEC. We are required to file electronic versions of these documents with the SEC. Our reports, proxy and information statements and other information can be inspected and copied at prescribed rates at the Public Reference Room of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information, including electronic versions of our filings. The website address is www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses that are payable by the Registrant in connection with the offering of the securities being registered. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$1,110
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Printing and related expenses	5,000
Miscellaneous	500

Total	$16,610

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Registrant’s amended and restated bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnity agreements with its directors and executive officers to provide them certain contractual assurances regarding the scope of the indemnification set forth in the Registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the Registrant and its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Reference is made to the following documents filed as exhibits with the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as amended, regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Title	Number
Restated Certificate of Incorporation of Glu Mobile Inc.	3.01
Amended and Restated Bylaws of Glu Mobile Inc.	3.02
Form of Indemnity Agreement entered into between Glu Mobile Inc. and each of its directors and executive officers, effective as of June 15, 2009.	10.01

Item 16.	Exhibits and Financial Statement Schedules

The exhibits listed on the Exhibit Index (following the Signatures section of this Registration Statement) are included, or incorporated by reference, in this Registration Statement.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 9th day of August 2013.

GLU MOBILE INC.

By:	/s/ Niccolo M. de Masi
Niccolo M. de Masi
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Niccolo M. de Masi, Eric R. Ludwig and Scott J. Leichtner, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this registration statement on Form S-3, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to this registration statement, including post-effective amendments, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Niccolo M. de Masi Niccolo M. de Masi	President, Chief Executive Officer and Director (Principal Executive Officer)	August 9, 2013

/s/ Eric R. Ludwig Eric R. Ludwig	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	August 9, 2013

/s/ William J. Miller William J. Miller	Chairman of the Board	August 9, 2013

/s/ Lorne Abony Lorne Abony	Director	August 9, 2013

Ann Mather	Director

/s/ Hany M. Nada Hany M. Nada	Director	August 9, 2013

/s/ A. Brooke Seawell A. Brooke Seawell	Director	August 9, 2013

/s/ Benjamin T. Smith, IV Benjamin T. Smith, IV	Director	August 9, 2013

EXHIBIT INDEX

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.01	Restated Certificate of Incorporation of the Registrant.	S-1/A	333-139493	3.02	02/14/2007

4.02	Amended and Restated Bylaws of the Registrant.	8-K	001-33368	99.01	10/28/2008

4.03	Common Stock Warrant, between Glu Mobile Inc. and MGM Interactive Inc., dated as of July 15, 2013.					X

4.04	Form of Specimen Certificate for Common Stock.	S-1/A	333-139493	4.01	02/14/2007

5.01	Opinion of Scott J. Leichtner, General Counsel to Registrant.					X

23.01	Consent of Scott J. Leichtner (included in Exhibit 5.01).					X

23.02	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.					X

24.01	Power of Attorney (see page II-3 of this Registration Statement).					X